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                                                      As filed December 03, 1996
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                TPC CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                                            76-0091595
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)


                          200 WESTLAKE PARK BOULEVARD
                                   SUITE 1000
                              HOUSTON, TEXAS 77079
                    (Address of principal executive offices)

                                 (281) 597-6200
              (Registrant's telephone number, including area code)



       Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH                         NAME OF EACH EXCHANGE ON
       CLASS TO BE REGISTERED               WHICH EACH CLASS IS TO BE REGISTERED
       ----------------------               ------------------------------------

  Class A Common Stock, $.01 Par Value             New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


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ITEM 1.    Description of Registrant's Securities to be Registered

CLASS A COMMON STOCK

      The Amended and Restated Certificate of Incorporation of TPC Corporation (the "Company") authorizes the Board of Directors to issue up to 25,000,000 shares of Class A Common Stock. Each issued and outstanding share of Class A Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the Company's stockholders, other than the election of the three members of the Board of Directors which the holders of the Class B Common Stock are entitled to elect. The Amended and Restated Certificate of Incorporation of the Company does not permit cumulative voting of shares for any election of directors or permit preemptive rights to stockholders to acquire additional shares. The Amended and Restated Certificate of Incorporation makes no provision with respect to restrictions on alienability, subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of Class A Common Stock. The Class A Common Stock presently issued and outstanding is fully paid and non-assessable.

      Upon any liquidation or dissolution, or winding up of the affairs of the Company, holders of Class A Common Stock are entitled to receive, pro rata with the holders of Class B Common Stock, all of the assets of the Company available for distribution to stockholders after payment of any liquidation preference on any outstanding Preferred Stock at that time. Subject to the rights of holders of Preferred Stock, if any, dividends on the Class A Common Stock may be paid, ratably with the Class B Common Stock, if, as, and when declared by the Board of Directors of the Company out of funds legally available therefor.

CLASS B COMMON STOCK

      The Amended and Restated Certificate of Incorporation of the Company authorizes the Board of Directors without further approval of the holders of Class A Common Stock, to issue up to 5,000,000 shares of Class B Common Stock. The Class B Common Stock may be issued in one or more series, and the Board of Directors of the Company is authorized to establish certain attributes of such series, including, but not limited to, (i) a designation and the number of shares constituting each series, (ii) voting rights, if any, (iii) redemption rights, if any, (iv) conversion or preference rights, if any, and (v) any other rights and qualifications, preferences, and limitations or restrictions on the shares of such series.

      On June 12, 1991, the Company filed with the Secretary of State of the State of Delaware the Class B Common Stock Designation establishing a series of Class B Common Stock consisting of 5,000,000 shares, being all the authorized shares of that class. Pursuant to the terms and conditions of the Stock Purchase Agreement, the Company sold 565,065 shares of Class B Common Stock to Gaz de France ("GDF") and two other companies that later sold all their shares to GDF ("Investors"). Prior to 1994, the Company issued an additional 14,898 shares pursuant to an antidilution agreement with the Investors. So long as the total shares of Class A Common Stock and Class B Common Stock held by the holders of the Class B Common Stock, equal or exceed 10%, on a fully-diluted basis, of the total issued and outstanding common stock of the Company of whatever class or series, the holders of the Class B Common Stock will remain entitled to elect the greater of (i) three directors of the Company, or (ii) the lowest whole number of directors that is equal to or greater than two-sevenths of the Company's Board of Directors. If such holders' total shareholdings fall below 10% but equal or exceed 5%, on a fully-diluted basis, of the total issued and outstanding common stock of the Company of whatever class or series, they will be entitled to elect the greater of (i) two directors of the Company, or (ii) the lowest whole number of directors that is equal to or greater than one-seventh of the Company's Board of Directors. If such holders' total shareholdings fall below 5%, on a fully-diluted basis, of the total issued and outstanding common stock of the Company of whatever class or series, they will no longer be entitled to elect any specific number of the members of the Board of Directors. As long as any shares of Class B Common Stock are outstanding, the holders thereof are entitled to have a director elected by them on each of the three currently existing committees of the Company's Board of Directors. On all matters to come before the stockholders of the Company other than the election of directors and except as otherwise required by law, the holders of Class A Common Stock and Class B Common Stock have equal voting rights and vote together without regard to class.





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      Each share of Class B Common Stock is convertible at any time, at the holder's option, into one share of Class A Common Stock. Holders may not transfer shares of Class B Common Stock as shares of Class B Common Stock except to an affiliate or other transferee approved by the Company. A transfer to any person other than an affiliate or a permitted transferee will result in the automatic conversion of the transferee's shares of Class B Common Stock into shares of Class A Common Stock. In addition, if at any time total shareholdings in the Company of the holders of the Class B Common Stock fall below 5%, on a fully-diluted basis, of the total issued and outstanding common stock of the Company of whatever class or series, the outstanding shares of Class B Common Stock will automatically be deemed converted into shares of Class A Common Stock.

         Upon any liquidation, dissolution, or winding up of the affairs of the Company, holders of Class B Common Stock are entitled to receive, pro rata with the holders of Class A Common Stock, all of the assets of the Company available for distribution to stockholders after payment of any liquidation preference on any outstanding Preferred Stock at that time. Subject to the rights of holders of Preferred Stock, if any, dividends on the Class B Common Stock may be paid, ratably with the Class A Common Stock, if, as, and when declared by the Board of Directors of the Company out of funds legally available therefor.

ITEM 2.    Exhibits

           1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.





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                                   SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               TPC CORPORATION
                                                (Registrant)




                                               By:
                                                   ----------------------------
                                                      D. HUGHES WATLER, JR.
                                                            CONTROLLER


Date:  December 03, 1996





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